Exhibit 15.3

Hydrocarbon Production by Geographic Area

The following table sets forth our production of crude oil, natural gas, synthetic oil and synthetic gas by geographic area in 2021, 2020 and 2019:

	2021					2020					2019
	Oil + NGL (mbbl) (5)	Synth. Oil + NGL (mbbl) (4)(6)	Nat. Gas (mmcf) (1)	Synth. Gas (mmcf) (1)(4)	Total (mboe)	Oil + NGL (mbbl) (5)	Synth. Oil + NGL (mbbl) (4)(6)	Nat. Gas (mmcf) (1)	Synth. Gas (mmcf) (1)(4)	Total (mboe)	Oil + NGL (mbbl) (5)	Synth. Oil + NGL (mbbl) (4)	Nat. Gas (mmcf) (1)	Synth. Gas (mmcf) (1)(4)	Total (mboe)
Brazil	806,040	830	423,261	479	877,493	828,340	943	446,759	423	903,814	791,970	754	551,194	298	884,639

Tupi field (2)	213,732		142,263		237442	226,858		147,263		251,402	224,390	—	149,424	—	249,294
Búzios field (2)	151,185		2,050		151527	187,934		786		188,066	91,967	—	—	—	91,967
Other	441,123	830	278,948	479	488524	413,548	943	298,710	423	464,346	475,613	754	401,770	298	543,378
International:
South America (outside of Brazil)	1,000	209	46,902	15,956	8,817	1,221	168	55,547	11,977	12,643	1,406	—	68,686	—	12,854
North America	—	—	—	—	—	—	—		—	—	—	—		—	—
Total International	1,000	209	46,902	15,956	8,817	1,221	168	55,547	11,977	12,643	1,406	—	68,686	—	12,854

Total consolidated production	807,040	1,039	470,163	16,435	886,310	829,561	1,111	502,306	12,400	916,457	793,376	754	619,880	298	897,493
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Equity method investees (3):
South America (outside of Brazil)	—	—	—	—	—	—	—	—	—	—
North America	3,539	—	1,528	—	3,794	4,192	—	1,456	—	4,435	4,651	—	1,662	—	4,928
Africa	—	—	—	—	—	500	—	—	—	500	12,255	—		—	12,255

Worldwide production	810579	1,039	471,691	16,435	890,104	834,253	1,111	503,762	12,400	921,392	810,282	754	621,542	298	914,676

(1) Natural gas production figures are the production volumes of natural gas available for sale, excluding flared and reinjected gas and gas consumed in operations.

(2) The Búzios and Tupi fields are separately included as they each contain more than 15 % of our total proved reserves.

(3) Equity-accounted investees.

(4) We produce synthetic oil and synthetic gas from oil shale deposits in São Mateus do Sul, in the Paraná Basin of Brazil.

(5) Oil production includes production from EWT and NGL.

(6) Conversion rate for gas is 1 boe = 6,000 cf.